Exhibit 99.1

BLAIZE, INC.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets as of September 30, 2024 and December 31, 2023 (unaudited)	F-2

Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2024, and 2023 (unaudited)	F-3

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three and nine months ended September 30, 2024 and 2023 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2024, and 2023 (unaudited)	F-5

Notes to Unaudited Condensed Consolidated Financial Statements	F-6

BLAIZE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$68,640	$3,213
Accounts receivable, net	1,784	11
Accounts receivable – related party (Note 13)	—	467
Inventories	8,406	6,522
Prepaid expenses and other current assets	6,081	2,836

Total current assets	84,911	13,049
Property and equipment, net	2,032	1,555
Deferred income tax assets	1,069	1,033
Operating lease right of use assets	1,978	2,423
Other assets	670	579

Total assets	$90,660	$18,639

Liabilities, redeemable convertible preferred stock and stockholders’ deficit:
Current liabilities:
Demand notes	$—	$4,750
Accounts payable	10,979	14,925
Accrued expenses and other current liabilities	6,924	7,464
Accrued loss on purchase commitments	1,396	3,588
Accrued compensation	3,326	1,938
Income tax payable	359	1
Current operating lease liabilities	655	569
Convertible notes, current portion	15,977	14,641

Total current liabilities	39,616	47,876
Long-term operating lease liabilities	1,307	1,791
Warrant liabilities	7,755	3,730
Convertible notes	148,551	18,064
Other liabilities	25	391

Total liabilities	197,254	71,852
Commitments and contingencies (Note 12)
Redeemable convertible preferred stock – $0.00001 par value; 96,650,097 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 44,494,703 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively; liquidation preference of $173,347 as of September 30, 2024 and December 31, 2023, respectively	173,347	173,347
Stockholders’ deficit:
Common stock – $0.00001 par value; 175,095,000 shares authorized as of September 30, 2024 and December 31, 2023, respectively; 17,482,174 and 17,454,353 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Treasury stock, at cost: 124,225 shares at September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	142,618	141,496
Accumulated deficit	(422,559)	(368,056)

Total stockholders’ deficit	(279,941)	(226,560)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$90,660	$18,639

See accompanying notes to the unaudited condensed consolidated financial statements.

BLAIZE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share amounts)

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Engineering services revenue – related party (Note 13)	$758	$555	$1,525	$3,426
Hardware revenue	23	16	28	16

Total revenue	781	571	1,553	3,442
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	476	217	1,039	1,490
Research and development	5,799	3,912	15,765	14,168
Selling, general and administrative	5,546	3,698	14,538	11,108
Depreciation and amortization	251	651	688	1,706
Loss on purchase commitments	—	116	—	349
Transaction costs	77	6	163	24

Total costs and expenses	12,149	8,600	32,193	28,845

Loss from operations	(11,368)	(8,029)	(30,640)	(25,403)
Other income (expense), net:
Pay-to-Play financing charge	—	—	—	(30,637)
Debt financing charge on convertible notes	—	(2,640)	(464)	(2,640)
Other income (expense), net	1,273	(2)	1,677	12
Gain (loss) on foreign exchange transactions	31	(23)	(62)	10
Change in fair value of convertible notes	(15,398)	(1,639)	(25,921)	(3,546)
Change in fair value of warrant liabilities	(90)	327	1,255	(745)

Total other expense	(14,184)	(3,977)	(23,515)	(37,546)
Loss before income taxes	(25,552)	(12,006)	(54,155)	(62,949)
Provision for (benefit from) income taxes	55	(12)	348	(85)

Net loss	$(25,607)	$(11,994)	$(54,503)	$(62,864)

Net loss per share attributable to common stockholders, basic and diluted	$(1.47)	$(3.38)	$(3.12)	$(17.70)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,478,371	3,551,881	17,466,606	3,551,881

See accompanying notes to the unaudited condensed consolidated financial statements.

BLAIZE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ DEFICIT

(Amounts in thousands, except share and per share data)

Unaudited

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Deficit
Three months ended September 30, 2024:
Balance at June 30, 2024	44,494,703	$173,347	17,474,790	$—	124,225	$—	$142,221	$(396,952)	$(254,731)
Exercise of stock options	—	—	7,384	—	—	—	37	—	37
Stock-based compensation	—	—	—	—	—	—	360	—	360
Net loss	—	—	—	—	—	—	—	(25,607)	(25,607)

Balance at September 30, 2024	44,494,703	$173,347	17,482,174	$—	124,225	$—	$142,618	$(422,559)	$(279,941)

Three months ended September 30, 2023:
Balance at June 30, 2023	44,494,703	$173,347	3,343,660	$—	124,225	$—	$131,341	$(331,337)	$(199,996)
Stock-based compensation	—	—	—	—	—	—	286	—	286
Debt financing charge on 2023 convertible notes	—	—	—	—	—	—	2,640	—	2,640
Net loss	—	—	—	—	—	—	—	(11,994)	(11,994)

Balance at September 30, 2023	44,494,703	$173,347	3,343,660	$—	124,225	$—	$134,267	$(343,331)	$(209,064)

Nine months ended September 30, 2024:
Balance at January 1, 2024	44,494,703	$173,347	17,454,353	$—	124,225	$—	$141,496	$(368,056)	$(226,560)
Exercise of stock options	—	—	27,821	—	—	—	80	—	80
Stock-based compensation	—	—	—	—	—	—	1,042	—	1,042
Net loss	—	—	—	—	—	—	—	(54,503)	(54,503)

Balance at September 30, 2024	44,494,703	$173,347	17,482,174	$—	124,225	$—	$142,618	$(422,559)	$(279,941)

Nine months ended September 30, 2023:
Balance at January 1, 2023	16,498,279	$64,020	6,143,294	$—	124,225	$—	$209,928	$(280,467)	$(70,539)
Reissuance of Shadow Preferred in Pay-to-Play Pull Through Exchange at redemption value	27,996,424	109,327	(2,799,634)	—	—	—	(109,327)	—	(109,327)
Stock-based compensation	—	—	—	—	—	—	450	—	450
Pay-to-Play financing charge	—	—	—	—	—	—	30,576	—	30,576
Debt financing charge on convertible notes	—	—	—	—	—	—	2,640	—	2,640
Net loss	—	—	—	—	—	—	—	(62,864)	(62,864)

Balance at September 30, 2023	44,494,703	$173,347	3,343,660	$—	124,225	$—	$134,267	$(343,331)	$(209,064)

See accompanying notes to the unaudited condensed consolidated financial statements.

BLAIZE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

Unaudited

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(54,503)	$(62,864)
Adjustments to reconcile net loss to net cash used in operating activities:	688	1,706
Depreciation and amortization
Noncash lease expense	445	692
Pay-to-Play financing charge	—	30,638
Debt financing charge on convertible notes	464	2,640
Stock-based compensation	1,042	450
Credit loss expense	570	—
Deferred income taxes	(36)	(147)
Change in fair value of convertible notes	25,921	3,546
Change in fair value of warrant liabilities	(1,255)	745
Loss on purchase commitments	—	349
Noncash loss on lease termination	—	(18)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,343)	362
Accounts receivable – related party	467	(377)
Inventories	(1,884)	(2,625)
Prepaid expenses and other current assets	(6,286)	343
Other assets	(91)	35
Accounts payable and accrued liabilities	2,223	6,029
Operating lease liabilities	(398)	(745)
Income taxes payable	358	(153)
Accrued loss on purchase commitments	(2,192)	(1,693)
Accrued compensation	1,388	21
Other liabilities	(366)	(550)

Net cash used in operating activities	(35,788)	(21,616)

Cash flows from investing activities:
Purchases of property and equipment	(1,165)	(75)

Net cash used in investing activities	(1,165)	(75)

Cash flows from financing activities:
Payment of deferred offering costs	(3,668)	—
Proceeds from Pay-to-Play convertible notes and Common Rights Offering	—	9,283
Proceeds from convertible notes	110,718	8,400
Proceeds from short term demand notes	—	350
Repayment of short term demand notes	(4,750)	(350)
Proceeds from exercise of stock options	80	—

Net cash provided by financing activities	102,380	17,683

Net increase (decrease) in cash and cash equivalents	65,427	(4,008)
Cash and cash equivalents – beginning of period	3,213	4,913

Cash and cash equivalents – end of period	$68,640	$905

Supplemental disclosures of cash flow information:
Cash paid during the period for taxes	$204	$197
Cash paid during the period for interest	$245	$3
Supplemental disclosures of noncash investing and financing activities:
Property and equipment acquired in accounts payable & accrued expenses	$—	$100
Reissuance of Shadow Preferred in Pay-to-Play Pull Through Exchange at redemption value	$—	$109,327
Operating lease asset obtained in exchange for new operating lease liabilities	$—	$1,673
Right-of-use assets and lease liabilities extinguished upon termination of lease, net of gain	$—	$(108)
Capitalized deferred offering costs included in accounting payable and accrued liabilities	$864	$—
Issuance of warrants with convertible notes	$4,816	$1,690

See accompanying notes to the unaudited condensed consolidated financial statements.

BLAIZE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business

Blaize, Inc. (collectively “Blaize” or “the Company”) was originally incorporated on February 16, 2010, as a Delaware corporation under the name of ThinCI, Inc. and commenced operations at that time. On October 17, 2019, the Company’s Board of Directors adopted a Restated Certificate of Incorporation, which changed the Company’s name to Blaize, Inc. The Company is headquartered in El Dorado Hills, California, and consists of four separate legal entities: Blaize, Inc. (United States of America), Blaize New Computing Technologies India Private Limited (India), Blaize Technologies Philippines, Inc. (Philippines) and Blaize U.K. LTD (England). Blaize designs and develops low-power, high-efficiency, programmable artificial intelligence (“AI”) edge computing hardware and software. Blaize leads a new generation of computing, which unleashes the potential of AI in order to enable significant increases in the value that technology delivers to improve the way people work and live. The Company offers transformative edge computing solutions for AI data collection and processing, with a focus on smart vision and other AI applications for the automotive, retail, security and industrial markets.

In November 2023, the Company entered into a Memorandum of Understanding with a United Arab Emirates (“UAE”) based third-party investment entity to establish a cooperative framework for both entities to discuss and explore commercial and technical collaboration in the UAE. The collaboration is intended to be operationalized through a newly created entity, Blaize Artificial Intelligence Middle East, LLC, in which the Company has a 35% ownership in the entity. As of September 30, 2024, there has not been an operating agreement executed between the Company and the holder of the 65% interest that would make the Company the primary beneficiary of this new legal entity. The newly established entity has incurred insignificant expenses since its incorporation. During the nine months ended September 30, 2024, the Company entered into an agreement with an affiliate of the holder of the 65% interest in Blaize Artificial Intelligence Middle East, LLC, which permitted the Company to bill in advance for obligations that have yet to be fully satisfied as of September 30, 2024. Specific to this arrangement, the Company had accounts receivable of $1.7 million as of September 30, 2024.

Merger Agreement

On December 22, 2023, as amended on April 22, 2024, the Company entered into a preliminary agreement and plan of merger (“Merger Agreement”) by and among BurTech Acquisition Corp, a publicly traded special acquisition company (“BurTech”), BurTech Merger Sub Inc. a Delaware corporation and a direct, wholly owned subsidiary of BurTech (“Merger Sub”), and, solely for the limited purposes of the transaction, Burkhan Capital LLC, a Delaware limited liability company (“Burkhan”), pursuant to which Merger Sub will merge with and into Blaize. The separate corporate existence of Merger Sub will cease and Blaize will be the surviving company and continue in existence as a direct, wholly-owned subsidiary of BurTech. In connection with the consummation of the business combination (the “Merger”), BurTech will be renamed Blaize Holdings, Inc. (“New Blaize”) (see Note 12).

On April 22, 2024, Blaize, BurTech, BurTech Merger Sub Inc., and Burkhan entered into an amendment to the Merger Agreement (the “April Amendment”). The April Amendment amended the original Merger Agreement to make certain adjustments in connection with the Blaize Note Financing (see Note 7) and additional adjustments related to warrant financing (see Note 8), including an increase in the base purchase price and changes to certain definitions and terms. The April Amendment also revised the aggregate reserve size under the Company’s post-merger Equity Incentive Plan and Employee Stock Purchase Plan to 20% and the evergreen percentage for the Equity Incentive Plan to 7%.

Additionally, the April Amendment amended additional terms associated with the contingencies associated with the pending Merger. See Note 12.

On October 24, 2024, BurTech, Merger Sub, the Company and Burkhan entered into an Amendment No. 2 to Agreement and Plan of Merger (the “Second Amendment to Merger Agreement”). See Note 16.

Liquidity and Going Concern

The Company’s condensed consolidated financial statements have been prepared on a going concern basis, which assumes that it will be able to meet its obligations and continue its operations during the twelve months following the issuance of these condensed consolidated financial statements. These condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Since inception of the Company and through September 30, 2024, the Company has funded its operations primarily with cash flows from contributions from founders or other investors and other financing activities. The Company has incurred recurring losses and negative cash flows since its inception, including a net loss of $54.5 million and $62.9 million for the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, the Company had cash and cash equivalents of approximately $68.6 million, a net working capital surplus of $45.3 million, and an accumulated deficit of $422.6 million.

The Company’s ability to continue to meet its obligations, to achieve its business objectives and continue as a going concern is dependent upon several factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional debt and equity, and through a possible SPAC transaction. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

While the Company is currently taking action to both source and preserve cash through a combination of the issuance of convertible notes and a possible capital market transaction the Company cannot be assured that it will be able to enter into any such contracts. As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through a year from the date these unaudited condensed consolidated financial statements are available to be issued.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete consolidated financial statements. The accompanying unaudited condensed consolidated financial statements reflect all adjustments, including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with US GAAP. Interim results are not necessarily indicative of the results for a full year. Therefore, these interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the years ended December 31, 2023 and 2022.

The unaudited condensed consolidated financial statements include the consolidated financial statements of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Such estimates and assumptions include, but are not limited to, those related to revenue recognition, the valuation of accounts receivable, the net realizable value of inventory, the useful lives of long- lived assets, the incremental borrowing rate used in calculating operating lease right of use assets, the accounting for income taxes, the estimates used to evaluate the recoverability of long-lived assets, amortization method and periods for capitalized software, and the estimated fair value of convertible notes, warrant liabilities, common stock, and stock-based compensation expense. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents in the condensed consolidated financial statements. The Company’s cash equivalents are primarily comprised of U.S. Government treasury securities, mutual funds, and money market funds. The Company has cash deposits in a financial institution that, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions.

As of September 30, 2024 and December 31, 2023, the Company had cash and cash equivalents balances in excess of domestic and international insurance limits of approximately $32.3 million and $2.2 million, respectively.

As of September 30, 2024, the Company held $30.1 million in U.S. Government treasury securities, $26.1 million in a U.S. Government money market fund, and $5.2 million in mutual funds (see Note 4). As of December 31, 2023, the Company had no cash equivalents or restricted cash balances.

Accounts Receivable, Net

Accounts receivable, net is recorded at the invoiced amount and does not accrue interest. The allowance for credit losses is the Company’s estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for credit losses was $0.4 million as of September 30, 2024 and December 31, 2023, respectively. As of September 30, 2024 and December 31, 2023, the Company’s accounts receivable included zero and approximately $0.5 million, respectively, of unbilled accounts receivable (See Note 13).

Inventories

Inventories consist of raw materials, work in process inventories, and finished goods. Inventories are stated at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the newly established cost basis. Any write-downs of inventories are reflected as part of cost of revenue in the accompanying unaudited condensed consolidated statement of operations.

Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, consulting and banking fees primarily relating to the Company’s contemplated merger with BurTech (see Note 1) whereby the Company will become a public company, are capitalized and will be offset against proceeds upon the consummation of the offering within stockholders’ deficit. In the event an anticipated offering is terminated, deferred offering costs will be expensed. As of September 30, 2024 and December 31, 2023 there were $4.5 million and $1.5 million, respectively, capitalized deferred offering costs included in prepaid expenses and other current assets on the condensed consolidated balance sheets.

Impairment of Long-Lived Assets

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company estimates the expected undiscounted future cash flows from the use of those assets and their eventual disposition (without any allocated debt financing charges). If the sum of the expected undiscounted future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. For the three and nine months ended September 30, 2024 and 2023, the Company did not recognize any impairment expense related to its long-lived assets.

Embedded Derivative Evaluation

The Company evaluates the terms of its debt instruments to determine if any identified embedded features, including embedded conversion options or redemption features, are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments would be accounted for as a single, compound derivative instrument. Any identified and bifurcated embedded derivatives are initially recorded at fair value and are revalued at each reporting date with changes in the fair value reported as non-operating income or expense.

Convertible Notes

The Company accounts for its convertible notes, some of which contain predominantly fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder into a variable number of shares of preferred stock at a fixed discount to the market price of the common stock at the time of conversion under ASU Debt — Debt with Conversion and Other Options (Subtopic 470-20), Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) and Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06). The Company has elected to account for its convertible notes at fair value at each period end pursuant to Accounting Standards Codification (“ASC”) 825, Financial Instruments wherein changes in the fair value are recorded as change in fair value of convertible notes in the accompanying unaudited condensed consolidated statements of operations.

Warrant Liabilities

The Company has issued freestanding warrants in connection with certain of its convertible debt agreements and preferred stock issuances which have been recorded as long-term liabilities in the accompanying condensed consolidated balance sheets at their estimated fair value. At initial recognition, the warrants were recorded at their estimated fair value calculated using the Black-Scholes-Merton (“Black- Scholes”) option pricing model (see Note 8). The liability associated with these warrants is subject to remeasurement at each balance sheet date, with changes in fair value recorded as change in the fair value of warrant liabilities in the unaudited condensed consolidated statements of operations. The warrants will continue to be remeasured until the earlier of the expiration or exercise of the warrants. The warrants are recorded at fair value each reporting period using the Black-Scholes option pricing model.

Redeemable Convertible Preferred Stock

The Company’s redeemable convertible preferred stock has been classified outside of stockholders’ deficit, as mezzanine equity, due to the redemption option of the preferred stock shareholders (see Note 10). The Company records redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company has adjusted the carrying values of the redeemable convertible preferred stock, subsequent to the initial issuance date, to the redemption value of such shares because it is probable that the convertible preferred stock will become redeemable.

Revenue Recognition

The Company derives revenue from product sales, license and development arrangements, joint marketing arrangements and cloud services. The Company recognizes revenue under ASC Topic 606, Revenue from Contracts with Customers (ASC 606), in which it determines revenue recognition through the following steps:

Step 1: Identify the contract with the customer.

The Company considers the terms and conditions of the engagement in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

Step 2: Identify the performance obligations in the contract.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract.

Step 3: Determine the transaction price.

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts contain a significant financing component.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”).

Step 5: Recognize revenue when the company satisfies a performance obligation.

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of services, including nonrecurring engineering services or marketing services, is recognized over the contractual terms during which the Company provides services over period of time. Hardware revenue is recognized at a point in time when the product is shipped. The Company generates all its revenue from contracts with customers.

Revenue from hardware sales is recognized upon transfer of control of products to customers in an amount that reflects the consideration the Company expects to receive in exchange for the hardware. The Company offers unspecified upgrades and support on certain products, however, the related revenue has historically not been material.

The Company’s license and development arrangements entail revenue from the licensing of its intellectual property (“IP”) and also include nonrecurring engineering development services to configure the Company’s IP and hardware to a customer’s needs. For each contract, the Company considers the promise to deliver a license that grants the customer the right to use the IP, as well as any professional services provided under the contract, as distinct performance obligations. The Company recognizes licensing revenue from such arrangements over the term of the arrangements and recognizes professional services over time as the services are provided. The Company measures progress to completion based on actual costs incurred to date as a percentage of the estimated total cost required to complete the project.

The Company entered into a joint marketing arrangement with a subsidiary of a minority investor to expand hardware sales into a foreign market (see Note 13). The joint marketing arrangement is comprised of various performance obligations, including the providing of a dedicated engineer for customer engagement services and design activities, a stand-ready obligation to provide product support services as well as co- participation in marketing events, all of which occur over the term of the arrangement.

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. An unbilled receivable is recorded when revenue is recognized prior to invoicing and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The following table is a rollforward of contract liabilities, which are included in accrued expenses and other current liabilities and other liabilities on the condensed consolidated balance sheets, as of September 30, 2024 (in thousands):

Balance at January 1, 2024	$1,100
Addition of deferred revenue	1,729
Recognition of revenue	(1,102)

Balance at September 30, 2024 (unaudited)	$1,727

The Company defers incremental costs of obtaining a customer contract and amortizes the deferred costs over the period that the related revenue is recognized. The Company had no material incremental costs to obtain customer contracts in any period presented.

The Company has elected to account for shipping and handling fees as fulfillment activities and not separate performance obligations. Accordingly, these fees are reflected in revenue and the related fulfillment costs are accrued as cost of revenue as the related fulfillment costs incurred.

The Company offers a standard assurance-type warranty to customers for hardware sales.

Research and Development

Costs related to the Company’s research and development (“R&D”) activities are expensed as incurred. R&D expense consists primarily of personnel costs for the Company’s R&D activities. R&D expense also includes costs associated with the design and development of the Company’s AI edge computing hardware and software.

Stock-Based Compensation

The Company recognizes the cost of employee, non-employee consultants and non-employee directors’ services received in exchange for awards of stock options based on the fair value of those awards at the date of grant over the requisite service period. The fair value of stock options granted is determined using the Black-Scholes option-pricing model using various inputs, including Company estimates of expected stock price volatility, term, risk-free rate and future dividends. The Company has elected the simplified method to determine the expected term of the option grants.

The Company also grants restricted stock units (“RSUs”) to employees and non-employee consultants, which vest upon the satisfaction of both a service-based condition and a liquidity event condition, as defined. The fair value of restricted stock units is determined based on the Company’s estimated fair value of common stock at the date of grant. During the three and nine months ended September 30, 2024 and 2023, the Company has not recorded any stock-based compensation expense associated with the RSUs as a liquidity event has not occurred. If a liquidity event occurs in the future, the Company will record cumulative stock-based compensation using the accelerated attribution method for those RSUs for which the service condition has been satisfied prior to the liquidity event, and the Company will record the remaining unrecognized stock-based compensation over the remainder of the requisite service period.

Forfeitures are recognized as they occur.

Fair Value Measurements

The Company determines fair value measurements used in its unaudited condensed consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs), and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). ASC 820, Fair Value Measurements, requires fair value measurements be classified and disclosed in one of the following pricing categories:

Level 1 — This level consists of unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level2— This level consists of observable inputs other than the quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — This level consists of unobservable inputs for the asset or liability to the extent that observable inputs are not available, thereby allowing for situations in which there is little or no market data for the asset or liability at the measurement date. This requires the reporting entity to develop its own assumptions that market participants would use in pricing the asset or liability.

The carrying amounts of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued loss on purchase commitments and accrued expenses and other liabilities approximate fair value because of their short-term maturities.

Concentration of Credit Risk

The Company’s cash and cash equivalents are primarily on deposit at high-credit quality financial institutions or invested in U.S. Government money market funds. The Company’s cash accounts in a financial institution may at times exceed the Federal Depository Insurance coverage of $250,000. Investments in money markets are not insured or guaranteed by the FDIC or any other government agency.

The Company is exposed to credit risk in the event of nonpayment by customers up to the amounts recorded on the condensed consolidated balance sheets. The Company manages its accounts receivable credit risk through ongoing credit evaluation of its customers’ financial conditions.

As of September 30, 2024, one related party customer accounted for approximately 97% of the Company’s accounts receivable (see Note 13). As of December 31, 2023, one customer, also a related party, accounted for approximately 98% of the Company’s accounts receivable (see Note 13).

Historically, a relatively small number of customers have accounted for a significant portion of the Company’s revenue. For the three months ended September 30, 2024 and 2023, one customer, a related party, accounted for approximately 97% of the Company’s revenue. For the nine months ended September 30, 2024, two customers, both related parties, accounted for approximately 77% and 21% of the Company’s revenue. For the nine months ended September 30, 2023, one customer, a related party, accounted for nearly 100% of the Company’s revenue (see Note 13).

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to shares in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s redeemable convertible preferred stock contractually entitles the holders of such stock to participate in dividends but does not contractually require the holders of such stock to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities.

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of this calculation, redeemable convertible preference stock, stock options and warrants have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.

Segment Reporting

The Company operates in one reporting segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s Chief Executive Officer is the chief operating decision maker, who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance.

Emerging Growth Company Status

The Company is expected to be an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The FASB issued authoritative guidance that clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. The Company adopted this standard as of January 1, 2024. The adoption of this standard did not have an impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements — Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. This guidance is effective for the Company beginning on January 1, 2025, and early adoption is permitted, although the Company does not plan to early adopt. Adoption will require enhancements to the Company’s income tax disclosures but is not expected to have a material impact on its condensed consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This guidance is effective for fiscal year ending December 31, 2024 and interim periods within fiscal years beginning January 1, 2025. Early adoption is permitted although the Company does not plan to early adopt. Adoption will result in expanded disclosures for the Company’s single reportable segment but is not expected to have a material impact on the Company’s condensed consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies guidance in Topic 820 and introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. This guidance is effective for the Company beginning on January 1, 2025 and early adoption is permitted. The Company does not expect the adoption to have a material impact on the Company’s condensed consolidated financial statements.

Note 3. Revenue

Disaggregation of Revenue

The following table presents the Company’s revenue information by geographical region for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
United States	$778	$565	$1,214	$3,430
Japan	—	2	333	4
Korea	—	4	—	4
Others	3	—	6	4

Total revenue	$781	$571	$1,553	$3,442

The following provides a disaggregation of revenue based on the pattern of revenue recognition for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenue recognized at a point in time	$24	$—	$360	$—
Revenue recognized over time	757	571	1,193	3,442

	$781	$571	$1,553	$3,442

Revenue allocated to remaining performance obligations, which includes unearned or deferred revenue and amounts that will be invoiced and recognized as revenue in future periods as of September 30, 2024 and December 31, 2023, was as follows (in thousands):

	September 30, 2024	December 31, 2023
Current	$1,727	$733
Non-current	—	367

Total	$1,727	$1,100

Note 4. Fair Value Measurements

The table below presents the Company’s financial assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair hierarchy (in thousands):

	September 30, 2024
	Level 1	Level 2	Level 3	Total
Assets:
U.S. Government money market funds	$26,054	$—	$—	$26,054
Mutual funds	5,190	—	—	5,190
U.S. Government treasury securities	30,058	—	—	30,058

Total assets, measured at fair value	$61,302	$—	$—	$61,302

Liabilities:
Pay-to-Play convertible notes	$—	$—	$15,977	$15,977
2023 Convertible notes	—	—	148,551	148,551
Warrant liabilities	—	—	7,755	7,755

Total liabilities, measured at fair value	$—	$—	$172,283	$172,283

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Pay-to-Play convertible notes	$—	$—	$14,641	$14,641
2023 Convertible notes	—	—	18,064	18,064
Warrant liabilities	—	—	3,730	3,730

Total liabilities, measured at fair value	$—	$—	$36,435	$36,435

Level 1 instruments consisted of U.S. Government money market funds because they were valued using quoted prices in active markets and can be redeemed on any business days with an intermediary.

Level 3 instruments consisted of the Company’s Pay-to-Play Convertible Notes (“P2P Notes”), the 2023 Convertible Notes, and warrant liabilities comprised of the Company’s Series D Shadow preferred stock warrants, Series D-2 Shadow preferred stock warrants, the warrants issued with the P2P Notes and the 2023 Convertible Notes, and the pre-funded common stock warrants (see Notes 7 and 8). The Company has elected to apply the fair value option to measure all convertible notes due to the nature of their embedded features.

Changes in the fair value measurement of Level 3 liabilities related to unrealized gains (losses) resulting from remeasurement of the Company’s outstanding convertible notes and warrant liabilities (see Notes 7 and 8). The respective changes for remeasurement are reflected in the change in fair value of convertible notes and change in fair value of warrant liabilities in the accompanying condensed consolidated statements of operations.

The change in the fair value of the Level 3 liabilities during the three and nine months ended September 30, 2024 and 2023 was as follows (in thousands):

	Pay-to-Play Convertible notes	2023 Convertible notes	Warrant liabilities	Total
Three months ended September 30, 2024:
Balance at June 30, 2024	$16,042	$133,088	$7,665	$156,795
Change in estimated fair value	(65)	15,463	90	15,488

Balance at September 30, 2024	$15,977	$148,551	$7,755	$172,283

	Pay-to-Play Convertible notes	2023 Convertible notes	Warrant liabilities	Total
Nine months ended September 30, 2024:
Balance at December 31, 2023	$14,641	$18,064	$3,730	$36,435
Issuance of 2023 convertible note warrants and related warrants	—	105,902	4,816	110,718
Issuance of Pre-funded common stock warrants	—	—	464	464
Change in estimated fair value	1,336	24,585	(1,255)	24,666

Balance at September 30, 2024	$15,977	$148,551	$7,755	$172,283

	Pay-to-Play Convertible notes	2023 Convertible notes	Warrant liabilities	Total
Three months ended September 30, 2023:
Balance at June 30, 2023	$13,763	$—	$2,227	$15,990
Issuance of convertible notes and related warrants	—	7,275	1,125	8,400
Change in estimated fair value	398	1,241	(327)	1,312

Balance at September 30, 2023	$14,161	$8,516	$3,025	$25,702

	Pay-to-Play Convertible notes	2023 Convertible notes	Warrant liabilities	Total
Nine months ended September 30, 2023:
Balance at December 31, 2022	$3,139	$—	$529	$3,668
Reinstatement of common stock warrants as preferred stock warrants	—	—	61	61
Issuance of Pay-to-Play convertible notes and related warrants	8,717	—	565	9,282
Issuance of convertible notes and related warrants	—	7,275	1,125	8,400
Change in estimated fair value	2,305	1,241	745	4,291

Balance at September 30, 2023	$14,161	$8,516	$3,025	$25,702

The Company’s convertible notes and related warrants were classified within level 3 of the fair value hierarchy because there was no active market for the liabilities or similar instruments.

There were no transfers between Level 1, Level 2, or Level 3 of the fair value hierarchy during the three and nine months ended September 30, 2024 and 2023. Certain existing investors invested in P2P Notes during the nine months ended September 30, 2023, and accordingly, their common stock warrants were converted into Series D Shadow preferred stock warrants and reclassified as warrant liabilities (see Notes 7, 8 and 13).

Note 5. Supplementary Balance Sheet Information

Inventories

Inventories consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Finished goods	$—	$16
Work in progress	937	1,542
Raw materials	7,469	4,964

Total inventories	$8,406	$6,522

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Deferred offering costs	$4,532	$1,491
Software licenses and maintenance	486	311
Advances paid to contract manufacturer	140	144
Other receivables	17	441
Prepaid subscriptions	130	83
Other	776	366

Total prepaid expenses and other current assets	$6,081	$2,836

Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Computer equipment	$13,350	$13,108
Software	5,893	4,984
Furniture and fixtures	346	346
Leasehold improvements	1,416	1,594
Vehicles	26	26

	21,031	20,058
Less: Accumulated depreciation	(18,999)	(18,503)

Total property and equipment, net	$2,032	$1,555

During the three and nine months ended September 30, 2024 and 2023, depreciation and amortization expense of property and equipment was $0.3 million and $0.7 million, respectively, and $0.7 million and $1.7 million, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Accrued inventory purchases	$2,533	$3,813
Professional fees	1,838	2,617
Deferred Revenue	1,727	733
Other	826	301

Total accrued and other current liabilities	$6,924	$7,464

Accrued Loss on Purchase Commitments

As of September 30, 2024 and December 31, 2023, accrued loss on purchase commitments were $1.4 million and $3.6 million, respectively (see Note 12).

Accrued Compensation

Accrued compensation consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Vacation	$1,457	$804
Employee benefits	1,039	724
401K payable	553	215
Salaries and Wages	201	113
Other	76	82

Total accrued compensation	$3,326	$1,938

Note 6. Income Taxes

The Company is subject to United States federal and state taxes as well as other foreign income taxes.

In accordance with authoritative accounting guidance, the Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax bases.

The Company recognized income tax expense (benefit) of $55,000 and ($12,000) for the three months ended September 30, 2024 and 2023, respectively, and representing an effective tax rate of 0.22% and (0.10%), respectively. The Company recognized income tax expense (benefit) of $348,000 and ($85,000) for the nine months ended September 30, 2024 and 2023, respectively, representing an effective tax rate of 0.64% and (0.14%), respectively.

There has been no significant movement in the statutory and effective tax rate for the three and nine months ended September 30, 2024 and 2023. The effective income tax rate is primarily driven by remeasurement of warrant liabilities and valuation allowance. The Company continues to incur U.S. operating losses.

The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some, or all, of its deferred tax assets will not be realized in the future.

The Company evaluates and weighs all available evidence, both positive and negative, including its historic operating results, future reversals of existing deferred tax liabilities, as well as projected future taxable income. The Company will continue to regularly assess the realizability of its deferred tax assets. Changes in earnings performance and future earnings projections, among other factors, may cause the Company to adjust the valuation allowance on deferred tax assets, which could materially impact the income tax (benefit) expense in the period the Company determines that these factors have changed. As of September 30, 2024, the Company continues to maintain a full valuation allowance on its deferred tax assets except in certain foreign jurisdictions.

The Company’s primary tax jurisdictions are the U.S., California, United Kingdom, and India. The Company also files income tax returns in other various U.S. states and international jurisdictions. All tax years since inception remain open to examination by the U.S. federal authorities as a result of the net operating losses and credit carryforwards since inception. The Company is not currently under income tax examinations in any foreign or state jurisdiction. Because application of tax laws and regulations for many types of transactions is susceptible to varying interpretations, amounts reported in the condensed consolidated financial statements could be changed at a later date upon final determination by taxing authorities. Management believes that the Company has no uncertain income tax positions that could materially affect its condensed consolidated financial statements.

Note 7. Convertible Notes and Demand Notes

2022 Convertible Securities:

Pay-to-Play Convertible Notes:

In December 2022, in connection with the Company’s 2022 Pay-to-Play (“P2P”) transaction (the “P2P Transaction”), the Company entered into a Note Purchase and Exchange Agreement (“2022 P2P NPA”) with a group of lenders (each, a “Lender” and collectively, the “Lenders”). In January and February of 2023, the Company received $9.3 million in proceeds from the issuance of P2P Notes. Amounts received in 2022 and 2023 are referred to collectively as the “P2P Notes” (see Note 13). Pursuant to the 2022 P2P NPA, each Lender will pay the Company an agreed upon amount (“Consideration”) in return for one or more promissory notes. The P2P Notes have a 24-month term from the date of the 2022 P2P NPA which is December 9, 2024.

The 2022 P2P NPA provides that the P2P Notes may be converted as follows:

•

Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined), Maturity Conversion (as defined) or repayment has not occurred wherein the Next Equity Financing is defined as the next sale of Company equity securities, including warrants, other than Series D-2 Preferred stock or warrants to purchase Series D-2 preferred stock, following the date of the 2022 P2P NPA for the purpose of raising capital with gross proceeds of at least $5 million excluding the P2P Notes.

•

If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date (December 9, 2024), the principal and unpaid accrued interest of each P2P Note shall, at the written election of the Requisite Noteholders (holders of a majority interest in the aggregate outstanding principal amount of the P2P Notes) and the Company, pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and the Company.

•

In the event of a Corporate Transaction (any “Liquidation Event” as defined in the existing Certificate of Incorporation), the P2P Notes shall either be repaid or, at the option of the Requisite Noteholders, converted. If conversion is elected upon a Corporate Transaction, the 2022 P2P NPA provides that all outstanding principal and unpaid accrued interest due on the P2P Notes shall be converted into common stock.

•

If upon a Corporate Transaction, repayment is elected by the Requisite Noteholders, the amount of the outstanding P2P Note balance will be repaid based on (i) whether or not the Lender provided consideration less than, equal to or greater than their Pro Rata Portion (calculated as the percentage ownership in Preferred Stock held by the lender) of $20 million (the “Insider Amount”) by (2) the date of Contribution being either prior to November 30, 2022 (the “Initial Commitment Date”) or February 24, 2023 (“Final Closing date”).

•

New Lenders will receive payment equal to the then accrued and unpaid interest plus one and a half times (1.5X) the then outstanding principal, plus two times (2X) the outstanding principal (with respect only to the outstanding principal in excess of $1 million but less than $5 million), as applicable, plus three times (3X) the outstanding principal with respect only to the outstanding principal in excess of $5 million on the P2P Note.

Certain Lenders, who are also a holder of one or more P2P Notes, by either the Initial Commitment Date or the Final Closing Date, may also be entitled to receive warrants (“P2P Warrants”) to purchase equity securities of the Company, upon surrendering their P2P Notes to the Company, the number of which is to be determined by the type of shares into which the P2P Notes are converted as well as the level of investment. The Warrants will be exercisable, in whole or in part, during the term commencing on the date of issuance and ending December 9, 2025 (see Notes 8 and 13).

The Company elected to measure the P2P Notes in their entirety, for the respective period issued, at fair value with changes in fair value reported in a single line in the unaudited condensed consolidated statements of operations. The notes were fair valued using a scenario-based method, considering varying levels of participation and four future event scenarios: Next Equity Financing, Maturity Conversion, Corporate Transaction, and Default. The conversion payout was calculated for each assumed event scenario, with probabilities estimated by management. The payout of the P2P Notes under each event scenario were discounted back to the valuation date using a discount rate aligned with the Company’s credit rating and the weighted average present value of each scenario used for the fair value of the P2P Notes. For the three and nine months ended September 30, 2024 and 2023, the Company recognized a change in fair value from the P2P Notes of approximately ($65,000) and $1.3 million, respectively and $0.4 million and $2.3 million, respectively (see Notes 4 and 13). Upfront costs and fees related to items for which the fair value option is elected must be recognized immediately. As such issuance costs (warrants) and fees associated with the convertible notes were recognized in current earnings.

Under the terms of the 2022 P2P NPA, any existing investor that purchased any P2P Note, received the right to exchange the common stock held following the November 30, 2022 conversion event (the “Converted Common”) for a number of shares of shadow preferred stock mirroring the respective classes of preferred stock held prior to the conversion (the “Pull-Through Exchange”), however, all Senior Series D (see Note 10) shareholders received an automatic pull-through of their Converted Common into their respective Senior Series D Shadow preferred stock regardless of whether they invested in a P2P Note. The exchange was calculated using a defined “Exchange Formula” based on the existing investor’s amount of investment in the P2P Note in relation to the designated pro-rata share portion of the Insider Amount. To the extent that an eligible existing investor purchases P2P Notes representing less than its pro rata portion of the Insider Amount, such investors Converted Common remain as Converted Common shares for that portion equal to the shortfall in its pro-rata contribution (see Note 10). Additionally, investors in the P2P Notes also received warrants (the “P2P Warrants”) whose total exercise price is determined based on the timing of investment as well as the level of investor participation vis-à-vis each investor’s designated pro-rata portion (see Note 8).

During the nine months ended September 30, 2023, certain investors who previously had their preferred stock and Series D warrants converted to common stock and common stock warrants, respectively, in connection with the 2022 conversion event, invested in P2P Notes. The resulting Pull-Through Exchange reinstated their Converted Common stock into share of the class(es) of Shadow Preferred Stock identical to those held prior to the 2022 conversion event (See Note 10) and reinstated their warrants into Series D Shadow preferred stock warrants (see Note 8). The fair value of the Series D warrants at reinstatement, approximating $61,000, was recognized as a component of the Pay-to-Play financing charge for the nine months ended September 30, 2023.

The 2022 P2P NPA provided the Company a right, subject to the approval of the Company’s Board of Directors (the “Board”), to conduct a common rights offering (the “Offering”) to raise additional funds. Pursuant to the 2022 P2P NPA, at the discretion of the Board, the Company could issue either shares of common stock or additional P2P Notes. In November 2023, the Company entered into an Exchange Agreement with eligible common shareholders, as defined, whereby, each participating eligible common shareholder received a P2P Note, subject to the same terms as existing P2P Notes with the exception that the P2P Notes issued to these common shareholders did not include the right to receive P2P Warrants. During the three and nine month periods ended September 30, 2024 and 2023, the Company did not enter into any Exchange Agreements with eligible common shareholders.

2023 Convertible Notes:

From July 2023 through November 2023, the Company raised $12.3 million in convertible notes (the “2023 Convertible Notes”) under the note purchase agreement dated July 3, 2023, as amended on August 1, 2023 to refine the valuation cap definition (the “2023 NPA”) (see Note 13). The 2023 Convertible Notes accrue interest at 10% per annum and mature 18 months from the date of the 2023 NPA. The 2023 Convertible Notes are secured by all of the Company’s assets.

During the nine months ended September 30, 2024, the Company received $110.7 million in additional proceeds from the issuance of 10% secured convertible notes under the 2023 NPA. The 2023 NPA was amended and restated on April 22, 2024 to accommodate a new group of lenders, the “Final Closing Lender”, defined as any lender who purchases a related convertible note on or after April 22, 2024. The conversion price upon a SPAC Transaction for a Final Closing Lender is defined as a price per share that would entitle the Final Closing Lender to receive a number of BurTech Class A common stock equal to the outstanding principal and accrued interest divided by five (5). In addition, the per share exercise price of the related 2023 Convertible Note Warrants upon a SPAC Transaction was amended to $11.50.

As of the April 22, 2024 amendment, the convertible notes have a stated maturity date of December 31, 2025, and are subject to automatic conversion upon the consummation of a SPAC Transaction, as defined, subject to conversion or repayment at maturity or upon a Next Equity Financing, as defined, and are subject to repayment upon a Corporate Transaction, as defined. Investors in these secured convertible notes also received warrants to purchase equity shares of the Company.

Of the $110.7 million in proceeds received during the nine months ended September 30, 2024, $11.5 million of the proceeds was received from BurTech (see Note 1), $2.4 million was received from miscellaneous parties, and $96.8 million was received from a separate third-party group of investors (the “RT Parties”) in connection with an agreement to provide convertible note financing of up to $125.0 million (the “Blaize Note Financing Agreement”). Under this separate agreement, the RT Parties and their transferees or distributes will not be required to execute any lock-up or similar agreement restricting transfer or disposition of all shares of common stock of Blaize issuable upon the conversion of the notes, all Company shares issuable upon the exercise of warrants issued to the RT Parties as well as all securities of New Blaize to be issued to the RT Parties upon consummation of the merger.

The 2023 NPA provides that the notes may be converted as follows:

•

Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined), Maturity Conversion (as defined), SPAC Conversion (as defined) or repayment has not occurred wherein the Next Equity Financing, defined as the next sale of Company equity securities or other securities issued in connection with Senior Indebtedness, following the date of the 2023 Convertible Notes for the purpose of raising capital.

•

For Lenders who purchased a 2023 Convertible Note on or before July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms and conditions applicable to the equity securities sold in the Next Equity Financing, except that (A) the per share liquidation preference shall be 1.5 times the conversion price, (B) the initial conversion price for purposes of price-based anti-dilution protection will equal the conversion price, (C) the basis for any dividend rights will be based on the conversion price, and (D) such shares will rank senior to the other equity securities existing at the time of the applicable conversion with respect to liquidation preference.

•

For any Lender who purchased a 2023 Convertible Note after July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms as described in the preceding paragraph except that the per share liquidation preference will equal the conversion price.

•

The conversion price for all Lenders, regardless of purchase date, for this Next Equity Financing is the lesser of 80% of the per share issue price of the equity securities sold in this financing event or a calculated per share value based on a defined valuation cap and fully-diluted capital.

•

If the Next Equity Financing conversion, Corporate Transaction conversion, SPAC conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date (December 31, 2025), the principal and unpaid accrued interest of each 2023 Convertible Note shall, at the written election of the Requisite Noteholders (which must include certain noteholder), pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and the Company.

•

If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred prior to a SPAC transaction, the principal and unpaid accrued interest of each 2023 Convertible Note, with the exception of notes issued to a Final Closing Lender, shall automatically convert (the “SPAC Conversion”) into a number of common shares equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on each 2023 Convertible Note by the applicable conversion price. The conversion price in this SPAC Conversion is the lesser of 80% of the SPAC price per share or a calculated per share value based on a defined valuation cap and fully-diluted capital immediately prior to the SPAC transaction.

•

In the event of a Corporate Transaction (any “Liquidation Event” as defined in the existing Certificate of Incorporation), the 2023 Convertible Notes shall be repaid as follows at the closing of the Corporate Transaction:

•

For any Lender who purchased a 2023 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs on or before July 3, 2024, an amount equal to the then accrued but unpaid interest plus three (3) times the then outstanding principal.

•

For any Lender who purchased a 2023 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs after July 3, 2024, an amount equal to the then accrued but unpaid interest plus five (5) times the then outstanding principal.

•

For any Lender who purchased a 2023 Convertible Note after July 3, 2023, in respect of any such Corporate Transaction, an amount equal to the then accrued but unpaid interest plus one and a half (1.5) times the then outstanding principal.

Investors in the 2023 Convertible Notes also received warrants to purchase the same type of equity shares into which the 2023 Convertible Notes are converted (see Notes 8 and 13).

Investors in these secured convertible notes also received warrants to purchase equity shares of the Company.

The Company elected to measure the 2023 Convertible Notes in their entirety at fair value with changes in fair value reported in a single line in the unaudited condensed consolidated statements of operations. The 2023 Convertible Notes were fair valued using a scenario-based method, considering five future event scenarios: Next Equity Financing, Maturity Conversion, SPAC Conversion, Corporate Transaction, and Default. The conversion payout was calculated for each assumed event scenario, with probabilities estimated by management. The payout of the 2023 Convertible Notes under each event scenario were discounted back to the valuation date using a discount rate aligned with the company’s credit rating and the weighted average present value of each scenario used for the fair value of the 2023 Convertible Notes.

For the three and nine months ended September 30, 2024 and 2023, the Company recognized a change in fair value of approximately $15.5 million and $24.6 million, respectively, and $1.2 million and $1.2 million (see Note 4), respectively. Upfront costs and fees related to items for which the fair value option is elected must be recognized immediately. As such issuance costs (warrants) and fees associated with the convertible notes were recognized in current earnings.

The scheduled maturities of the Company’s outstanding convertible notes as of September 30, 2024 is as follows (in thousands):

Year ending December 31,
2024 (remaining three months)	$15,977
2025	148,551

Less: Current portion	(15,977)

Long-term portion	$148,551

Demand Notes:

During the year ended December 31, 2023, the Company issued short-term demand notes totaling $5.1 million, of which $4.8 million remained outstanding as of December 31, 2023. The outstanding notes earn simple interest based on a rate of twelve percent (12%) with the outstanding principal and all accrued interest due and payable on demand by the holders at any time on or after the earlier of (1) the receipt of a minimum of $15.0 million from BurTech and other investors pursuant to the Note Purchase Agreement dated July 2, 2023 and (2) March 31, 2024 (see Notes 13 and 16). In April 2024, the Company repaid the total outstanding principal and interest of $5.0 million.

Note 8. Warrant Liabilities

P2P Warrants:

Certain investors who invested in the P2P Notes (see Notes 7 and 13) also received P2P Warrants for no additional consideration resulting in the allocation of proceeds between the P2P Notes and P2P Warrants (see Notes 7 and 13).

Under the terms of the 2022 P2P NPA and related warrant agreements, the P2P Warrants will be exercisable, in whole or in part, during the term commencing on the date of issuance through the three-year anniversary of the date of issuance. The number of Warrants each Lender is entitled to is based on the timing of the Lender’s investment as well as the Lender’s amount of funding, wherein the “Conversion Shares” is defined as the type of equity shares to be issued in the future upon conversion of the P2P Notes. The total number of warrants ranges from 20% to 40% of the total Conversion Shares to be issued for Lenders who invest at or less then their pro rata portion and for Lenders who invest above their pro rata portion, the total number of warrant shares is an additional 10% to 20% of a calculated incremental number of shares over the designated pro rata portion.

During 2023, in connection with the additional issuance of P2P notes, 336,950 Series D Shadow Preferred Stock warrants were reinstated at a fair value of approximately $61,000 (see Note 7) and reclassified from equity to warrant liability.

Upon exercise, these P2P Warrants will enable the Lenders to purchase Conversion Shares at a price (“Conversion Price”) determined based on when P2P Warrants are exercised and shall no longer be exercisable and become null and void upon 10 days prior to the consummation of the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933 (an “IPO”), acquisition by a Special Purpose Acquisition Company (a “SPAC Transaction”) and a defined liquidity event. The P2P Warrants have a fixed total exercise price known at inception (based on the amount of consideration paid by each Lender) and upon exercise will be settled in a variable number of the Conversion Shares. The P2P Warrants are legally detachable and separately exercisable from the P2P Convertible Notes. The Company accounts for the P2P Warrants as liabilities measured at fair value with subsequent changes in fair value recognized in earnings (see Note 4).

Effective February 28, 2024 the Series D Shadow Preferred Stock warrants expired unexercised.

2023 Convertible Note Warrants:

Investors in the 2023 Convertible Notes received warrants (“2023 Convertible Note Warrants”) exercisable upon the earliest to occur of a Next Equity Financing Conversion, Maturity Conversion, SPAC Conversion or Corporate Transaction, as defined, and expire, prior to the Amendment in April 2024 (see below), ten years from issuance (see Note 13). The 2023 Convertible Note Warrants were granted for no additional consideration resulting in the allocation of proceeds between the 2023 Convertible Note and 2023 Convertible Note Warrants (see Notes 7 and 13).

On April 22, 2024, as part of the Blaize, BurTech Merger Sub Inc., and Burkan amended the original Merger Agreement to make certain adjustments in connection with the Blaize Note Financing (see Note 7) and additional adjustments related to warrant financing including an increase in the base purchase price and changes to certain definitions and terms.

Under the terms of the April 2024 amendment, the number of warrant shares issuable upon exercise is equal to the quotient obtained by dividing (i) 25% or 10% (the higher percentage which applies only to investors who purchased a convertible note on or before July 3, 2023) of the original principal amount of the corresponding note by (ii) (y) with respect to a Next Equity Financing Conversion, Maturity Conversion, or a SPAC Conversion, the Exercise Price (as defined herein) or (z) with respect to a Corporate Transaction, a per share price equal to the value of the consideration payable to the holder of each share of common stock of the Company. The Exercise price is defined as follows:

•	With respect to a Next Equity Financing Conversion, the per share issue price by new money investors for the equity securities;

•	With respect to a Maturity Conversion, a per share price mutually agreed upon by the Company and the Requisite Noteholders;

•	With respect to a SPAC Conversion, $11.50 per share and

•	With respect to a Corporate Transaction, the Corporate Transaction Exercise Price, as defined

Additionally, the expiration date of the warrants was changed from 10 years to 5 years from the original date of issuance.

The 2023 Convertible Note Warrants are legally detachable and separately exercisable from the 2023 Convertible Notes. The Company accounts for the 2023 Convertible Note Warrants as liabilities measured at fair value with subsequent changes in fair value recognized in earnings.

Other Warrants:

In conjunction with the December 22, 2023 Merger Agreement, the Company entered into a pre- funded warrant agreement (the “Burkhan Pre-funded Warrant”) with one of the parties to the Merger. The Burkhan Pre-funded Warrant is only exercisable at the closing of the Merger and becomes null and void if the Merger Agreement is terminated. The Burkhan Pre-funded Warrant provides for the issuance of a sufficient number of Company common stock shares that would allow the warrant holder to acquire BurTech Class A common Stock upon the closing of the Merger. The maximum number of BurTech Class A Common Stock to be received under the Burkhan Pre-funded Warrant is 6,833,333, wherein a portion of this total share amount is subject to reduction, depending on the Available Acquiror Cash, as defined in the Merger Agreement, at closing. Pursuant to the terms of the Burkhan Pre-Funded Warrant, in no case would the holder receive less than 2,500,000 shares of BurTech Class A common stock at closing.

On April 22, 2024, the Company amended and restated the Burkhan Pre-funded Warrant to reduce the number of BurTech Class A common stock shares to which the holder is entitled upon exchange of the Company common shares issuable upon exercise of the warrant. The number of BurTech Class A common stock shares was reduced from a maximum of 6,833,333 share to a fixed 2,000,000 shares. This amendment, in turn, reduces the applicable number of Company common shares to be issued to the holder upon exercise. Additionally, in conjunction with its participation in the Blaize Note Financing Agreement, one of the RT Parties received a new and separate prefunded warrant (the “Ava Pre-funded Warrant”) with an exercise price of $45,000 that entitles the RT Party investor to receive 4,500,000 shares of BurTech Class A common stock, also via the issuance of Company common shares upon exercise that are subject to exchange into BurTech Class A common stock upon the closing of the Merger. The fair value of the newly issued Ava Pre- funded Warrant of $0.5 million was recognized as a debt financing charge on 2023 convertible notes during the nine month period ended September 30, 2024.

All of the Company’s warrants exercisable into preferred stock are classified as liabilities requiring ongoing remeasurement at fair value.

As of September 30, 2024 and December 31, 2023, outstanding warrants consisted of the following (in thousands):

			Number of warrant shares at				Approximate fair value at
Warrant Type:	Exercise Price		September 30, 2024		December 31, 2023		September 30, 2024	December 31, 2023
Series D Shadow Preferred Warrants	$10.44		—		338,495		$—	$3
Series D-2 Shadow Preferred Warrants	$4.97		756,172		756,172		406	894
Pay-to-Play Warrants		(a)		(a)		(a)	927	976
Convertible Notes Warrants – 2023		(c)		(c)		(c)	5,314	1,352
Common stock warrants(b)	$104.43		—		2,063		—	—
Pre-funded common stock warrants(d)	$0.01			(d)		(d)	341	505
Pre-funded common stock warrants(e)	$100.00			(e)	—		767	—

			756,172		1,096,730		$7,755	$3,730

(a)

The number of warrant shares to be issued upon exercise of the P2P Warrants is not determined as of September 30, 2024 or December 31, 2023, therefore, the exercise price is only known in aggregate based on individual investor participation levels and timing of investment. The aggregate exercise price is $2.5 million as of September 30, 2024 and December 31, 2023. The Company’s valuation of its P2P

Warrants assumes a range of expected warrant shares of 744,914 to 764,330 and 694,397 to 721,086 shares of either common stock or a future preferred stock series as of September 30, 2024 and December 31, 2023.
(b)

Common stock warrants represent prior Series D Preferred Warrants which were converted in November 2022 to common stock warrants following the Company’s conversion event, as adjusted for the related December 2022 reverse stock split. These common stock warrants are classified in equity upon conversion in 2022. During January 2023, 336,950 of the Series D Preferred Warrants were reinstated upon the investor participating in the P2P Note extension. These warrants expired during the nine months ended September 30, 2024.

(c)

The number of warrant shares to be issued upon exercise of the 2023 Convertible Note Warrants as well as the related aggregate exercise price is not determinable as of September 30, 2024 or December 31, 2023 due to variable settlement terms. As of September 30, 2024 and December 31, 2023, the aggregate fixed monetary amount that will serve as the basis of calculating the number of warrant shares into which the 2023 Convertible Notes may be exercised into is $13.0 million and $2.0 million, respectively.

(d)

Total exercise price is $68,333. As of December 31, 2023, the number of warrant shares is estimated based on the total Company common shares that would be required to be issued to be exchanged for the maximum number of BurTech Class A Common and is estimated at 7,007,582 shares. As of September 30, 2024, taking into consideration the effect of the April 2024 amendment, the number of warrant shares required to be issued in the form of BurTech Class A Common stock is fixed at 2,000,000 shares.

(e)	Total exercise price is $45,000. As of September 30, 2024, the number of warrant shares to be issued in the form of BurTech Class A Common stock is a fixed 4,500,000 shares.

Assumptions used in the Black-Scholes option pricing model to fair value the Shadow Series D warrants reinstated January 2023 and the assumptions used to fair value the Shadow Series D and Shadow Series D-2 preferred stock warrants as of the respective reporting period were as follows:

At issuance:

Issued during the nine months ended September 30, 2024 and 2023:

	Series D-2 Shadow Preferred Stock Warrant Reinstatement
	Issued in 2024	Issued in 2023
Risk-free interest rate	NA	4.65%
Expected life, in years	NA	1.11
Expected volatility	NA	65.00%
Dividend yield	NA	0.00%
Fair value of preferred stock	NA	$4.01

As of September 30, 2024 and December 31, 2023:

	Series D-2 Shadow Preferred Stock Warrants		Series D Shadow Preferred Stock Warrants
	September 30, 2024	December 31, 2023	December 31, 2023
Risk-free interest rate	3.98%	4.51%	5.50%
Expected life, in years	0.97	1.72	0.16
Expected volatility	57.95%	52.50%	52.50%
Dividend yield	0.00%	0.00%	0.00%
Fair value of preferred stock	$3.78	$4.19	$5.76

The P2P Warrants, issued in 2022 and in 2023 were valued using the Black-Scholes option pricing model probability-weighted for the same future event scenarios as defined in the valuation of the P2P Notes wherein the warrant strike price and the fair value of the respective Conversion Shares was calculated for each of participation group with 20%, 30%, 40%, and 60% warrant percentages, respectively.

At issuance:

Issued during the nine months ended September 30, 2024 and 2023:

	Warrants issued with P2P Convertible Notes
	Issued in 2024	Issued in 2023
Risk-free interest rate	NA	4.54% – 4.79%
Expected life, in years	NA	1.0 – 1.44 years
Expected volatility	NA	61.2% – 62.3%
Dividend yield	NA	0.00%
Fair value of preferred stock	NA	$4.16
Fair value of common stock	NA	$0.74

As of September 30, 2024 and December 31, 2023:

	Warrants issued with 2022 P2P Notes
	September 30, 2024	December 31, 2023
Risk-free interest rate	3.66% – 4.38%	4.54% – 4.79%
Expected life, in years	0.50 – 2.00 years	1.0 – 1.44 years
Expected volatility	69.8% – 71.6%	61.2% – 62.3%
Dividend yield	0.00%	0.00%
Fair value of preferred stock	$4.03	$4.16
Fair value of common stock	$0.92	$0.74

The 2023 Convertible Note Warrants, issued in 2023 and in January and February of 2024 were valued using the Black-Scholes option pricing model probability-weighted for future event scenarios as defined in the 2023 Convertible Note NPA. The exercise price is a floating exercise price, thus, was estimated using a Monte Carlo simulation model. The following summarizes additional related valuation assumptions:

At issuance:

Issued during the nine months ended September 30, 2024 and 2023:

Warrants issued with 2023 Convertible Notes
	Issued in 2024	Issued in 2023
Risk-free interest rate	3.86% – 5.55%	NA
Expected life, in years	0.36 – 5.00 years	NA
Expected volatility	61.2% – 73.0%	NA
Dividend yield	0.00%	NA
Fair value of preferred stock	$4.16 – $4.43	NA
Fair value of common stock	$0.74 – $0.81	NA

As of September 30, 2024 and December 31, 2023:

Warrants issued with 2023 Convertible Notes
	September 30, 2024	December 31, 2023
Risk-free interest rate	3.58% – 4.93%	3.88% – 5.26%
Expected life, in years	0.08 – 4.72 years	0.51 – 9.51 years
Expected volatility	66.3% – 73.2%	61.2% – 62.8%
Dividend yield	0.00%	0.00%
Fair value of preferred stock	$ 4.03	$ 4.16
Fair value of common stock	$ 0.92	$ 0.74

The fair value of the pre-funded common stock warrants has been estimated based on a probability- weighted approach of scenarios, including the scenarios that the Merger will and will not be consummated.

As of September 30, 2024, no Company warrants have been exercised.

Note 9. Leases

The Company’s lease obligations primarily consist of operating leases for its headquarters complex and domestic and international office facilities, with lease periods expiring between fiscal years 2026 and 2029, some of which include options to extend up to 12 months. The Company does not have any leases that include residual value guarantees.

Payments under the lease arrangements are primarily fixed, however, certain lease agreements contain variable payments, which are expensed as incurred and not included in the operating lease assets and liabilities. These amounts include variable payments for maintenance services, utilities, and other expenses.

The components of the net lease cost reflected in the Company’s unaudited condensed consolidated statements of operations were as follows for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Operating lease costs	$205	$232	$549	$786
Short-term lease costs	6	14	26	38

	$211	$246	$575	$824

As of September 30 2024, the Company’s operating leases had a weighted average remaining lease term of 3.4 years and a weighted average discount rate related to the Company’s right-of-use (“ROU”) assets and lease liabilities of 9.9%. As of December 31, 2023, the Company’s operating leases had a weighted average remaining lease term of 4.0 years and a weighted average discount rate related to the Company’s ROU assets and lease liabilities of 9.8%.

Supplemental information related to operating leases was as follows for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Cash paid for amounts included in the measurement of operating lease liabilities	$193	$233	$577	$822

As of September 30, 2024, future minimum lease payments under the Company’s non-cancelable operating leases are as follows (in thousands):

Operating lease obligations
2024 (remaining three months)	$209
2025	740
2026	545
2027	432
2028	366
Thereafter	14

Total	2,306
Less: imputed interest	(344)

Present value of net future minimum lease payments	1,962
Less: short-term operating lease liabilities	(655)

Long-term operating lease liabilities	$1,307

Note 10. Redeemable Convertible Preferred Stock

The authorized, issued and outstanding shares of the redeemable convertible preferred stock and liquidation preferences as of September 30, 2024 and December 31, 2023 were as follows (dollars in thousands):

	Authorized Shares	Outstanding Shares	Net Carrying Value*	Liquidation Preference
			(In thousands)
Series Seed Shadow Preferred	5,032,238	2,020,309	$698	$698
Series A Shadow Preferred	15,174,130	4,573,935	3,183	3,183
Series B Shadow Preferred	18,392,046	12,234,661	8,442	8,442
Series C Shadow Preferred	13,722,052	10,211,548	48,661	48,661
Series D Shadow Preferred	4,707,494	3,990,707	41,673	41,673
Series D Exchange Shadow Preferred	4,707,494	239,405	2,500	2,500
Series D-1 Shadow Preferred	3,935,839	3,662,318	30,595	30,595
Series D-1 Exchange Shadow Preferred	3,935,839	—	—	—
Series D-2 Shadow Preferred	27,042,965	7,561,820	37,595	37,595

Total	96,650,097	44,494,703	$173,347	$173,347

*	net of issuance cost including cash, issuance of preferred stock warrants & dividend contribution

Under the terms of the December 12, 2022 Amended and Restated Certificate of Incorporation the Company introduced “Shadow Preferred” classes of stock. A Shadow Preferred class of stock was created for each series of preferred stock outstanding prior to the conversion. Those shareholders who participated in the Company’s December 2022 P2P Transaction obtained the benefit of the Pull-Through Exchange of their Converted Common into shares of the class(es) of Shadow Preferred Stock identical to those previously held (see Note 7). Investors who did not participate, retained ownership only in Converted Common stock.

In January and February 2023, the Company raised $9.4 million in additional P2P Notes, inclusive of $0.1 million in proceeds from the Common Rights Offering (see Notes 7 and 13). Those shareholders who participated in providing additional funding in 2023 obtained the benefit of the Pull-Through Exchange of their Converted Common into shares of the class(es) of Shadow Preferred Stock identical to those previously held (see Note 7). Investors who did not participate, retained ownership only in Converted Common stock. For the nine months ended September 30, 2023, the Pull-Through Exchange resulted in incremental value to the investors in the P2P Notes of $30.6 million, measured as the difference in the fair value of the Shadow Preferred Stock shares held after the Pull-Through Exchange to the fair value of the Converted Common held just prior to the Pull-Through Exchange, which has been accounted for as a Pay- to-Play financing charge in the accompanying condensed consolidated statements of operations.

Note 11. Common stock and Stock-Based Compensation

Common stock:

At September 30, 2024 and December 31, 2023, there were 175,095,000 shares of common stock authorized, respectively, and 17,482,174 and 17,454,353 shares issued and outstanding, respectively.

Holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of all series of Preferred Stock outstanding. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

Common stock reserved for issuance as of September 30, 2024 and December 31, 2023, is as follows:

	September 30, 2024		December 31, 2023
Series Seed Shadow Preferred	2,020,309		2,020,309
Series A Shadow Preferred	4,573,935		4,573,935
Series B Shadow Preferred	12,234,661		12,234,661
Series C Shadow Preferred	10,211,548		10,211,548
Series D Shadow Preferred	3,990,707		3,990,707
Series D Exchange Shadow Preferred	239,405		239,405
Series D-1 Shadow Preferred	3,662,318		3,662,318
Series D-2 Shadow Preferred	7,561,820		7,561,820
Warrants outstanding for future issuance of Series D Shadow and Series D-2 Shadow preferred stock	756,172		1,094,667
Warrants outstanding for future issuance of common stock	—		2,063
Pay-to-Play warrants (estimated see Note 8)	764,330		721,086
Convertible Notes warrants – 2023		(a)		( )
Pre-funded warrant (estimated see Note 8)	2,000,000		7,007,582
Pre-funded warrant April 2024 (estimated see Note 8)	4,500,000		—
Stock options and restricted stock units	21,130,207		21,354,809
Stock options available for future issuance	1,036,487		839,706

Total shares of common stock reserved	74,681,899		75,514,616

(a)

The number of warrants shares to be issued upon exercise of the 2023 Convertible Note Warrants is not determinable as of September 30, 2024 and December 31 ,2023 due to the variable settlement terms (see Note 8).

Stock-Based Compensation:

In November 2011, and as amended in December 2018 and August 2021, the Company adopted the 2011 Stock Plan (the “2011 Amended Plan”). Under the 2011 Amended Plan, incentive stock options (“ISOs”) may be granted to employees at exercise prices not lower than the fair value of the stock at the date of grant as determined by the Board, or the committee appointed by the Board to administer the 2011 Amended Plan. For ISOs granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the Board.

The Company recognizes compensation expense for service-based options on a straight-line basis over the requisite service period of all employees or non-employees, which is the award’s vesting term, generally over four years. The Company accounts for forfeitures when they occur.

The Company also grants RSUs, which vest upon the satisfaction of both the service-based condition and a liquidity event condition. The liquidity event condition for the RSUs is satisfied upon the occurrence of a qualifying event, defined specifically in the equity documents, and generally refer to the earlier of a specified period of time subsequent to an initial public offering or an acquisition, in all cases prior to the expiration date of the award. Additionally, for all terminated RSU grants, all RSUs which have satisfied a portion or all of the service-based condition of the termination date remain with the stockholder and do not return to the pool of shares available for issuance until the earlier of the satisfaction of the liquidity event (at which time those RSUs vest) or the expiration date of the award. The RSUs expire as defined by the individual RSU grant, generally the earlier of (i) the first anniversary or second anniversary of terminated service, for 2023 and prior grants, respectively, for any reason and (ii) expire date defined as the fifth anniversary of the date of grant. The fair value of RSUs is determined based on the Company’s estimated fair value of common stock at the date of grant, as determined by the Board of Directors.

As of September 30, 2024, there were service-based options outstanding to purchase a total of 16,330,351 shares of common stock under the Plan and 4,799,856 unvested RSUs. As of September 30, 2024, 1,036,487 shares of common stock were available for issuance for either option or RSU grants under the 2011 Amended Plan.

Options:

A summary of option activity for the nine months ended September 30, 2024 is as follows:

	Number of options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value (in thousands)
Outstanding options at December 31, 2023	16,437,980	$1.12	9.3	$13,907
Granted	—	—
Exercised	(27,821)	2.87
Expired	(3,250)	0.70
Forfeited	(76,558)	11.17

Outstanding options at September 30, 2024	16,330,351	$1.07	8.6	$7,269

Vested/expected to vest at September 30, 2024	16,330,351	$1.07	8.6	$7,269
Exercisable options at September 30, 2024	6,772,090	$1.94	8.1	$2,684

As of September 30, 2024 there were approximately $2.4 million of total unrecognized compensation cost related to unvested options granted, which is expected to be recognized over the weighted-average period of 1.9 years.

The Company recorded stock-based compensation expense for stock options during the three and nine months ended September 30, 2024 and 2023, as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Research and development	$189	$64	$539	$194
Selling, general and administrative	171	222	503	256

Total	$360	$286	$1,042	$450

The Company uses the Black-Scholes option-pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated underlying common stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends. There were no stock options granted during the nine months ended September 30, 2024.

Restricted-Stock Units:

A summary of the Company’s RSU activity issued under the 2011 Amended Plan, inclusive of the six million RSUs issued to an investor (see Notes 7 and 13), for the nine months ended September 30, 2024 is as follows:

	Awards	Weighted- average grant date fair value (per share)
Nonvested as of December 31, 2023	4,916,829	$1.18
Issued	—	—
Forfeited	(116,973)	$0.84

Nonvested as of September 30, 2024	4,799,856	$1.18

The RSUs have both a service-based condition and a liquidity event condition. The liquidity event condition is only satisfied on the consummation of the liquidity event, such as an IPO, which is currently not determinable or probable. As the satisfaction of the liquidity event condition for all RSUs is neither determinable nor probable as of September 30, 2024, no stock-based compensation expense was recognized for the periods presented. The probability will be evaluated each reporting period. As of September 30, 2024, there was $4.4 million of total unrecognized compensation expense related to outstanding RSU equity awards. Since the RSUs only vest on the consummation of a liquidity event which is currently not determinable or probable, the Company is unable to determine the weighted-average period over which the unrecognized cost will be recognized.

Note 12. Commitments and Contingencies

Purchase Commitments

As of September 30, 2024, the Company had outstanding purchase orders and contractual obligations totaling $0.3 million to procure inventory. The majority of the Company’s outstanding inventory purchase orders and preauthorized commitments to procure strategic components based on the Company’s expected demand are placed with the Company’s primary third party contract manufacturer and a semiconductor supplier. The Company has an obligation to purchase inventories that have been purchased by the contract manufacturer when components have not been consumed within a period defined in the terms of the Company’s agreement. During the three and nine months ended September 30, 2024 and 2023, the Company purchased inventories due to this obligation as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Inventory purchases related to purchase obligation	$346	$—	$4,088	$2,027

While the Company expects such purchased components to be used in future production of Company finished goods, these components are considered in the Company’s reserve estimate for excess and obsolete inventory. Furthermore, the Company accrues for losses on commitments for the future purchase on non- cancelable and non-returnable components from this contract manufacturer at the time that circumstances, such as changes in expected demand, indicate that the value of the components many not be recoverable, the loss is probable and management has the ability to reasonably estimate the amount of the loss. As of September 30, 2024 and December 31, 2023, the liability balance of the Company’s accrued losses on accrued purchase commitments equaled $1.4 million and $3.6 million, respectively, on the condensed consolidated balance sheets.

Legal Proceedings

From time to time, the Company may become involved in claims or other legal matters arising in the ordinary course of business. The Company records accruals for outstanding legal proceedings when it is probable a liability will be incurred, and the amount of loss can be reasonably estimated. The Company does not believe that there are any pending legal proceedings or other loss contingencies that will, either individually or in the aggregate, have a material adverse effect on the Company’s unaudited condensed consolidated financial statements.

Merger Agreement

The December 22, 2023 Merger Agreement as amended (see Note 1), provided that as soon as reasonably practicable following the date of the Merger Agreement, Burkhan and/or its affiliates and/or nominees shall purchase from the Company: (i) convertible promissory notes under the Company’s 2023 NPA (see Note 7) and (ii) the Burkhan Pre-funded Warrant (see Note 8) for aggregate gross proceeds to the Company of $25.0 million.

In addition, 16,300,000 shares of New Blaize common stock may be issued as earnout shares for a period from the closing of the business combination until the five-year anniversary thereof, in accordance with the schedule set forth in the Merger Agreement. The earnout shares are to be issued to Burkhan and eligible shareholders of the Company contingent, in each case, on the closing stock price of the New Blaize common stock exceeding specific thresholds.

On April 22, 2024, the Company, BurTech LP LLC, and BurTech entered into a Backstop Subscription Agreement. Pursuant to the Backstop Subscription Agreement, in the event that the amount of cash in BurTech’s trust account following redemptions and before payment of expenses is less than $30,000,000, BurTech LP LLC shall purchase, prior to or substantially concurrently with the closing of the Merger, a number of shares of Class A common stock of BurTech equal to the difference between $30,000,000 minus the Trust Amount divided by $10.00 per share. The April Amendment also amended various definitions and covenants to reflect the funding commitment of the BurTech’s Sponsor pursuant to the Backstop Subscription Agreement.

On April 22, 2024, BurTech LP LLC and BurTech entered into a letter agreement. Under this agreement, conditioned upon the occurrence of the closing of the Merger, BurTech LP LLC agreed to forfeit 2,000,000 BurTech Shares to be effective immediately prior to the closing.

The Lock-Up Agreement attached to the Merger Agreement was also amended on April 22, 2024 to include certain consent requirements to the transfer of the Burkhan Prefunded Warrant Stock and grant the Company Board of Directors the discretion to determine whether certain persons will be subject to the lock-up requirements.

On October 24, 2024, BurTech, Merger Sub, the Company and Burkhan entered into an Amendment No. 2 to Agreement and Plan of Merger (the “Second Amendment to Merger Agreement”). See Note 16.

Other

On September 19, 2024, the Company entered into an engagement letter with KeyBanc Capital Markets Inc. (“KBCM”) to serve as its (i) exclusive strategic advisor in connection with the Business Combination, (ii) sole and exclusive placement agent for private placement services and (iii) sole and exclusive financial advisor in connection with any potential sale transactions. Pursuant to the engagement, the Company agreed to pay KBCM (i) a strategic advisory fee of $1,000,000 upon the Closing of the Business Combination and (ii) a placement fee based on a percentage of the gross proceeds from any private placements or, in the event no private placement is completed but KBCM has used reasonable best efforts to secure such a private placement, a fee of $500,000 promptly (but not later than two business days) following the closing of the Business Combination. Additionally, a sale transaction fee will be paid, calculated as the greater of $3,000,000 or 1% of the transaction value.

Note 13. Related Party Transactions and Balances

During the three months ended September 30, 2024, the Company recognized revenues of approximately $0.8 million, or approximately 97% of its total revenue, from sales to one minority stockholder. During the nine months ended September 30, 2024, the Company recognized revenues of approximately $1.5 million, or approximately 98% of its total revenue, from sales to two minority stockholders representing 77% and 21%, respectively. During the three and nine months ended September 30, 2023, the Company recognized revenues of approximately $0.6 million and $3.4 million, respectively, or 97% and nearly 100% of its total revenues, from sales to one minority stockholder. As of September 30, 2024 and December 31, 2023, there was zero and $0.5 million of accounts receivables from one of these customers, respectively, all of which was unbilled.

In November 2023, the Company executed a $4.0 million demand note (see Note 7) with a related party investor holding more than a 10% ownership in the outstanding stock of the Company. In April 2024, the Company repaid the total outstanding principal and interest. This related party investor also has a representative serving on the Company’s Board of Directors. The same investor invested in a 2023 Convertible Note (see Note 7) in the amount of $5.0 million or 41% of the total 2023 Convertible Note proceeds raised in 2023. In accordance with the terms of the 2023 Convertible Note NPA, the investor also received 2023 Convertible Note Warrants (see Note 8) for no additional consideration resulting in the allocation of proceeds between the 2023 Convertible Note and the 2023 Convertible Note Warrants. The 2023 Convertible Note and 2023 Convertible Note Warrants held by this investor are subject to the adjustments in fair value. As of September 30, 2024, the related party 2023 Convertible Note and 2023 Convertible Note Warrants approximate $7.9 million and $0.5 million, respectively. As of December 31, 2023, the related party 2023 Convertible Note and 2023 Convertible Note Warrants approximate $7.3 million and $0.9 million, respectively. During the three and nine months ended September 30, 2024, the change in fair value for the 2023 Convertible Note and 2023 Convertible Note Warrants equaled $0.3 million and $0.6 million, respectively, and ($37,000) and ($0.4) million, respectively (see Note 4).

In January 2023, one of the minority investors with which the Company had a revenue arrangement, representing zero percent of revenue for the three months ended September 30, 2024 and 2023, and 21% and zero percent of revenue for the nine months ended September 30, 2024 and 2023, respectively, also invested in a P2P Note (see Note 7) in the amount of $3.3 million or 35% of the total P2P proceeds raised in 2023. In accordance with the terms of the 2022 P2P NPA, the minority investor also received P2P Warrants (see Note 8) for no additional consideration resulting in the allocation of proceeds between the P2P Note and the P2P Warrants. The P2P Note and P2P Warrants held by the minority investor are subject to the adjustments in fair value. As of September 30, 2024, the related party P2P Note and P2P Warrants approximate $4.2 million and $0.2 million, respectively. As of December 31, 2023, the related party P2P Note and P2P Warrants approximate $3.9 million and $0.3 million, respectively. During the three and nine months ended September 30, 2024, the change in fair value for the P2P Note and P2P Warrants equaled ($17,000) and $0.4 million, and ($1,000) and ($13,000), respectively (see Note 4).

In December 2022, one of the minority stockholders with which the Company had a revenue arrangement, representing 97% of total revenues for the three months ended September 30, 2024 and 2023, and 77% and nearly 100% of total revenues for the nine months ended September 30, 2024 and 2023, and zero percent and 98% of accounts receivable as of September 30, 2024 and December 31, 2023, respectively, also invested in a

P2P Note (see Note 7) in the amount of $0.4 million or 13% of the total P2P proceeds raised in 2022. In accordance with the terms of the 2022 P2P NPA, the minority investor also received P2P Warrants equal (see Note 8) for no additional consideration resulting in the allocation of proceeds between the P2P Note and the P2P Warrants. The P2P Note and P2P Warrants held by the minority investor are subject to the adjustments in fair value. As of September 30, 2024, the fair value of the related party P2P Note and P2P Warrants approximate $0.5 million and $28,000, respectively. As of December 31, 2023, the related party P2P Note and P2P Warrants approximate $0.4 million and $29,000, respectively. During the three and nine months ended September 30, 2024, the change in fair value for the P2P Note equaled ($2,000) and $41,000, respectively (see Note 4). During the three and nine months ended September 30, 2024, the change in fair value for the P2P Note Warrants was immaterial (see Note 4).

Note 14. Net Loss Per Share Attributable to Common Shareholders

The following table sets forth the computation of basic and dilutive net loss per share attributable to common stockholders for the three and nine months ended September 30, 2024 and 2023:

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Numerator:
Net loss	$(25,607)	$(11,994)	$(54,503)	$(62,864)

Denominator:
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	17,478,371	3,551,881	17,466,606	3,551,881

Net loss per share attributable to common stockholders, basic and diluted	$(1.47)	$(3.38)	$(3.12)	$(17.70)

The following potentially dilutive securities were excluded from the calculation of diluted net loss per share attributable to common shareholders for the periods presented because the impact of including them would have been anti-dilutive for the three and nine months ended September 30, 2024 and 2023:

	Three months ended September 30,				Nine months ended September 30,
	2024		2023		2024		2023
Redeemable convertible preferred stock	44,494,703		44,494,703		44,494,703		44,494,703
Stock options	16,330,351		16,444,551		16,330,351		16,444,551
Restricted stock units	4,799,856		10,945,814		4,799,856		10,945,814
Series D and D-2 preferred stock warrants	756,172		1,094,667		756,172		1,094,667
Pay-to-Play warrants (estimated See Note 8)	764,330		801,463		764,330		801,463
Convertible Notes warrants – 2023		(a)		(a)		(a)		(a)
Common stock warrants	—		2,063		—		2,063
Pre-funded warrant (estimated See Note 8)	2,000,000		—		2,000,000		—
Pre-funded warrant April 2024 (estimated See Note 8)	4,500,000		—		4,500,000		—

Total potentially dilutive shares	73,645,412		73,783,261		73,645,412		73,783,261

(a)	The number of warrants shares to be issued upon exercise of the 2023 Convertible Note Warrants is not determinable as of September 30, 2024 due to the variable settlement terms (see Note 8).

Note 15. Employee Benefit Plan

A 401(k) plan is provided that covers substantially all employees meeting certain age and service requirements. The Company makes discretionary contributions to the 401(k) plan. The Company recorded

$0.2 million and $0.6 million, respectively and $0.1 million and $0.4 million, respectively in matching contributions for the three and nine months ended September 30, 2024 and 2023.

Long-term employee benefits:

The Company provides its employees in India an opportunity to participate in a long term defined benefits plan, the liability the Company bears for providing this benefit is determined through an actuarial valuation at each reporting date. The benefit plan provides for lump sum payments to vested employees on retirement, death while in service or on termination of employment for an amount equivalent to 15 days of basic salary for each completed year of service. Vesting occurs upon completion of five years of service. The present value of such obligation is determined by the projected unit credit method and adjusted for past service cost and fair value of plan assets as at the balance sheet date through which the obligations are to be settled. The actuarial gain or loss on change in present value of the defined benefit obligation or change in return of the plan assets is recognized as an income or expense in the condensed consolidated statement of operations. The expected return on plan assets is based on the assumed rate of return of such assets. As of September 30, 2024 and December 31, 2023, the related liability is included within accrued compensation on the condensed consolidated balance sheets.

Note 16. Subsequent Events

The Company has evaluated subsequent events through November 11, 2024, the date on which these condensed consolidated financial statements were available to be issued and has determined that the following subsequent events are reportable other than those disclosed elsewhere in the condensed consolidated financial statements.

On October 24, 2024, BurTech, Merger Sub, the Company and Burkhan entered into the Second Amendment to Merger Agreement. The Second Amendment to Merger Agreement amended the original merger agreement to revise the New Blaize Board designees to nine members, including four individuals to be designated by the Company and five independent directors, designated by the Company after consultation, in good faith, with BurTech regarding the determination of the independent directors, with the chairman designated until a new chairperson is appointed by the New Blaize Board.

On October 24, 2024, the Company’s Board of Directors approved the issuance of a total of 900,000 common stock options to a director and an executive officer. Additionally, contingent on shareholder approval for an increase in the number of shares issuable under the 2011 Amended Plan, the Board approved the issuance of 21,329,457 contingently exercisable common stock options and the cancellation of 135,400 restricted stock units. Finally, contingent upon the close of the proposed merger on or before December 31, 2024 and continued employment or services to the Company on the applicable grant date, the Board approved the issuance of 6,936,285 restricted stock units under the New Blaize equity plan.